News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS RECORD EARNINGS PER SHARE OF $3.16 FOR THE FULL-YEAR 2021

Clearfield, Pennsylvania – January 24, 2022

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the quarter and year ended December 31, 2021.

Joseph B. Bower, Jr., President and CEO, stated, “We are pleased to report record earnings to our shareholders coupled with a growing and well-positioned loan portfolio that is poised to benefit with the expected rate increases in 2022. Even excluding PPP fees, 2021 earnings were at a record level for CNB. CNB’s loan pipelines are very promising for positive growth over the next 12 months. The communities we serve have fared well through the pandemic and are reflecting continued growth opportunities. CNB is excited to be a part of their growth with high expectations heading into 2022.”

Executive Summary

•Earnings per diluted share of $3.16 for the twelve months ended December 31, 2021, as compared to $1.97 per diluted share for the twelve months ended December 31, 2020, represented a record level for the Corporation. Earnings for 2021 benefited from growth in commercial loans, coupled with strong levels of fee income and continued stable credit quality, in addition to a higher level of PPP-related fees recognized in 2021. Included in earnings per diluted share for the year ended December 31, 2020 was approximately $0.63 per diluted share in after-tax merger costs, FHLB prepayment penalties and branch closure costs, while no such costs were incurred for the year ended December 31, 2021.

•Earnings per diluted share of $0.80 for the fourth quarter of 2021 represented a 100.0% increase from the fourth quarter of 2020 earnings per diluted share of $0.40. Included in earnings per diluted share for the quarter ended December 31, 2020 was $0.35 per diluted share in after-tax merger costs and Federal Home Loan Bank (“FHLB”) prepayment penalties.

•At December 31, 2021, excluding the impact of Paycheck Protection Program ("PPP") loans, net of PPP deferred processing fees (such loans, the "PPP-related loans"), the Corporation's loan portfolio totaled $3.6 billion, representing an increase of $373.3 million, or 11.6%, from December 31, 2020. The growth was primarily driven by the Corporation's ongoing expansion in the Cleveland and Ridge View regions, combined with continued strong growth in its Private Banking division, and increased lending opportunities in other regions of the Corporation.

◦Included in the loan growth discussed above, and as part of the liquidity management strategies first implemented by the Corporation in 2020, the year ended December 31, 2021 reflected an increase in syndicated lending activities of $103.7 million from December 31, 2020. The syndicated loan portfolio totaled $125.8 million, or 3.5% of total loans, excluding PPP-related loans, at December 31, 2021.

•At December 31, 2021, total deposits were $4.7 billion, reflecting an increase of $533.9 million, or 12.8%, from December 31, 2020, primarily resulting from the Corporation's customer acquisition strategies across all of the Corporation's regions and its Private Banking division, as well as the impact of government stimulus initiatives. The number of households across all regions increased 3.3% from December 31, 2020.

•Total non-performing assets decreased to $20.3 million, or 0.38%, of total assets, as of December 31, 2021 compared to $31.5 million, or 0.67% of total assets, as of December 31, 2020. In addition, for the twelve months ended December 31, 2021 net loan charge-offs were $2.8 million or 0.08% of total average loans, compared to $6.4 million, or 0.21% of total average loans, during the twelve months ended December 31, 2020. For the three months ended December 31, 2021, net loan charge-offs were $456 thousand, or 0.05% of total average loans, compared to $1.8 million, or 0.21%, of total average loans, during the comparable period in 2020.

•On October 18, 2021, the Corporation announced that it had completed the redemption of $50 million aggregate principal amount of its 5.75% Fixed-to-Floating Rate Subordinated Notes due October 15, 2026 (the “2026 Notes”), representing all outstanding 2026 Notes. The 2026 Notes were redeemed pursuant to their terms at a price equal to 100% of the principal amount, plus accrued and unpaid interest up to, but excluding, October 15, 2021. The Corporation financed the redemption of the 2026 Notes with cash on hand, including net proceeds from the issuance and sale of $85.0 million aggregate principal amount of the Corporation’s 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 completed in June 2021.

Earnings Performance Highlights

•Net income was $57.7 million, or $3.16 per diluted common share, for the year ended December 31, 2021, compared to $32.7 million, or $1.97 per diluted share, for the year ended December 31, 2020, reflecting increases of $25.0 million, or 76.2%, and $1.19 per diluted share, or 60.4%. Included in net income for the year ended December 31, 2020 was the after-tax impact of $10.2 million, or $0.63 per diluted share, in merger costs, FHLB prepayment penalties and branch closure costs.

•Net income was $14.6 million, or $0.80 per diluted common share, for the quarter ended December 31, 2021, compared to $7.9 million, or $0.40 per diluted share, for the same period in 2020, reflecting increases of $6.7 million, or 85.2%, and $0.40 per diluted share, or 100.0%. Included in net income for the quarter ended December 31, 2020 was the after-tax impact of $5.9 million, or $0.35 per diluted share, in merger costs and FHLB prepayment penalties.

•Pre-provision net revenue ("PPNR") was $76.8 million for the year ended December 31, 2021, compared to $55.4 million for the year ended December 31, 2020, reflecting an increase of $21.3 million, or 38.5%.1 Included in PPNR for the year ended December 31, 2020 was $12.6 million in merger costs, prepayment penalties and branch closure costs.

1 This release contains references to financial measures that are not defined under GAAP ("Generally Accepted Accounting Principles"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Non-GAAP Reconciliations" section.

Balance Sheet and Liquidity Highlights

•At December 31, 2021, the Corporation’s cash position was approximately $732.2 million, including excess liquidity of $684.3 million held at the Federal Reserve, reflecting, in management's view, a strong liquidity level to support both existing operations and future loan and investment portfolio growth. In addition to its cash position, the Corporation’s borrowing capacity with the FHLB at December 31, 2021 was approximately $932.7 million.

•Book value per common share was $22.85 at December 31, 2021, representing an increase of 7.3% from $21.29 at December 31, 2020. Tangible book value per common share was $20.22 as of December 31, 2021, reflecting an increase of 8.4% from a tangible book value per common share of $18.66 as of December 31, 2020.1 The increases in book value per common share and tangible book value per common share were primarily due to increases in retained earnings of $41.9 million, net of dividends, partially offset by an $15.5 million decrease in accumulated other comprehensive income primarily from unrealized valuation changes in the available-for-sale investment portfolio.

Customer Support Strategies and Loan Portfolio Profile

•As of December 31, 2021, the Corporation had outstanding $47.1 million in PPP loans at a rate of 1.00%, representing 446 PPP loan relationships, and deferred PPP processing fees of approximately $1.9 million. For the three and twelve months ended December 31, 2021, the Corporation recognized $1.9 million and $8.7 million in deferred PPP processing fees ("PPP-related fees"), respectively. The outstanding balance of PPP loans at December 31, 2021 included loans from the two different origination years: (i) $199 thousand, or 7 loans from the Corporation's participation in the PPP in 2020, and (ii) $46.9 million, or 439 loans, from the Corporation’s participation in the PPP in 2021.

•In accordance with the CARES Act, the Corporation also deferred loan payments for its commercial and consumer customers, as determined on a case-by-case basis by the financial needs of each customer. As of December 31, 2021, there were five loans with deferred loan payment arrangements totaling $397 thousand.

Performance Ratios

•Return on average equity was 13.39% for the year ended December 31, 2021, compared to 9.14% for the year ended December 31, 2020. Return on average tangible common equity was 16.23% and 10.67% for the same periods in 2021 and 2020, respectively.1 Excluding after-tax merger costs, FHLB prepayment penalties and branch closure costs, adjusted return on average equity and average tangible common equity were 11.98% and 14.10% for the year ended December 31, 2020, respectively.1

•Annualized return on average equity was 13.17% for the three months ended December 31, 2021, compared to 7.52% for the three months ended December 31, 2020. Annualized return on average tangible common equity was 15.87% and 8.53% for the same periods in 2021 and 2020, respectively.1 Excluding after-tax merger costs and FHLB prepayment penalties, annualized adjusted return on average equity and average tangible common equity were 13.10% and 15.94% for the three months ended December 31, 2020, respectively.1

•Efficiency ratio was 59.76% for the year ended December 31, 2021, compared to 65.10% for the year ended December 31, 2020.1 The efficiency ratio for the year ended December 31, 2020 included $12.6 million in merger costs, FHLB prepayment penalties and branch closure costs.

•Efficiency ratio was 63.19% for the three months ended December 31, 2021, compared to 72.16% for the comparable period in 2020.1 Included in the efficiency ratio for the three months ended December 31, 2020 was $7.4 million in merger costs and FHLB prepayment penalties.

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $193.2 million for the year ended December 31, 2021, an increase of $30.4 million, or 18.7%, from the year ended December 31, 2020, primarily due to the following:

◦Net interest income of $159.8 million for the year ended December 31, 2021, increased $25.1 million, or 18.6%, from the year ended December 31, 2020, primarily as a result of loan growth, various deposit pricing and liquidity strategies. Included in net interest income were PPP-related fees, which totaled approximately $8.7 million for the year ended December 31, 2021, compared to $5.1 million for the year ended December 31, 2020.

◦Net interest margin on a fully tax-equivalent basis was 3.38% and 3.34% for the year ended December 31, 2021 and 2020, respectively.1

▪The yield on earning assets of 3.79% for the year ended December 31, 2021 decreased 35 basis points from 4.14% for the year ended December 31, 2020, primarily as a result of the lower interest rate environment and higher level of excess cash at the Federal Reserve, partially offset by higher PPP-related fees. The cost of interest-bearing liabilities decreased 43 basis points from 0.95% for the year ended December 31, 2020 to 0.52% for the year ended December 31, 2021, primarily as a result of the Corporation’s targeted deposit rate reductions and the prepayment of the Corporation's remaining FHLB borrowings, which were approximately $160 million at a weighted average interest rate of 2.24%, in the fourth quarter of 2020.

•Total revenue (comprised of net interest income plus non-interest income) was $51.0 million for the three months ended December 31, 2021, an increase of $2.9 million, or 6.0%, from the three months ended December 31, 2020, primarily due to the following:

◦Net interest income of $42.1 million for the three months ended December 31, 2021, reflecting an increase of $1.9 million, or 4.8%, from the three months ended December 31, 2020, primarily as a result of loan growth and various deposit pricing and liquidity strategies, partially offset by a decrease in PPP-related fees, which were approximately $1.9 million for the three months ended December 31, 2021, compared to $4.5 million for the three months ended December 31, 2020.

◦Net interest margin on a fully tax-equivalent basis was 3.41% and 3.58% for the three months ended December 31, 2021 and 2020, respectively.1

◦The yield on earning assets of 3.75% for the three months ended December 31, 2021 decreased 41 basis points from 4.16% for the three months ended December 31, 2020, primarily as a result of the lower interest rate environment, a higher level of excess cash at the Federal Reserve, and lower PPP-related fees. The cost of interest-bearing liabilities decreased 28 basis points from 0.71% for the three months ended December 31, 2020 to 0.43% for the three months ended December 31, 2021, primarily as a result of the Corporation’s targeted deposit rate reductions and the prepayment of the Corporation's remaining FHLB borrowings in the fourth quarter of 2020.

•Total non-interest income was $33.4 million for the year ended December 31, 2021 compared to $28.1 million from the same period in 2020, reflecting an increase of $5.4 million, or 19.2%. Included in non-interest income for the year ended December 31, 2021 and 2020 were $783 thousand and $2.2 million, respectively, in net realized gains on available for sale securities. Excluding the impact of the realized gains on available for sale securities for the year ended December 31, 2021 and 2020, total non-interest income for the year ended December 31, 2021, increased $6.8 million, or 26.2%, from the same period in 2020.1 The increase was partially driven by growth in Wealth and Asset Management fees, as assets under management increased by $135.2 million, or 11.9%, from December 31, 2020, to $1.3 billion as of December 31, 2021. Other significant factors that contributed to the increase included income from investments in small business investment company ("SBIC") funds, card processing and interchange income and service charges on deposits from increased business activity as well as an increase in bank owned life insurance income.

•Total non-interest income was $8.9 million for the three months ended December 31, 2021, representing an increase of $956 thousand, or 12.0%, from the same period in 2020. Included in non-interest income for the three months ended December 31, 2021 was $783 thousand in net realized gains on available for sale securities. Excluding the impact of the realized gains on available for sale securities for the three months ended December 31, 2021, total non-interest income for the three months ended December 31, 2021, increased $173 thousand, or 2.2%, from the same period in 2020.1 During the three months ended December 31, 2021, Wealth and Asset Management fees increased $303 thousand, or 21.4%, compared to the three months ended December 31, 2020. Other significant improvements during the three months ended September 30, 2021 included increased income from charges on deposits and card processing and interchange income, resulting from increased business activity, partially offset by decreased mortgage banking activity.

Non-Interest Expense

•For the year ended December 31, 2021, total non-interest expense was $116.4 million, reflecting an increase of $9.1 million, or 8.5%, from the year ended December 31, 2020. Included in non-interest expense for the year ended December 31, 2020 was $12.6 million in merger costs, prepayment penalties and branch closure costs. In addition, 2021 included expenses related to hiring additional personnel in the Corporation's growth regions of Cleveland, Buffalo and Ridge View (Roanoke) as well as investments in technology aimed at enhancing customer experience. Also, included in the fourth quarter of 2021 is approximately $2.3 million in additional personnel costs primarily from increased incentive compensation accruals and certain retirement benefit expenses.

•For the three months ended December 31, 2021, total non-interest expense was $32.5 million, reflecting a decrease of $2.6 million, or 7.3%, from the three months ended December 31, 2020. Included in non-interest expense for the three months ended December 31, 2020 is $7.4 million in merger costs and prepayment penalties. In addition, the fourth quarter of 2021 included expenses related to hiring additional personnel in the Corporation's growth regions of Cleveland, Buffalo and Ridge View and investments in technology aimed at enhancing customer experience.

Income Taxes

•Income tax expense was $13.1 million, representing a 18.5% effective tax rate, and $7.3 million, representing a 18.3% effective tax rate, for the year ended December 31, 2021 and 2020, respectively. Included in the 18.3% effective tax rate for the year ended December 30, 2020 were merger costs, FHLB prepayment penalties and branch closure costs, all of which reduced the effective tax rate.

Asset Quality

•Total non-performing assets were $20.3 million, or 0.38%, of total assets, as of December 31, 2021, reflecting a substantial decrease when compared to non-performing assets of $31.5 million, or 0.67%, as of December 31, 2020. The reduction in non-performing assets resulted primarily from the resolution of an $8.7 million commercial real estate loan relationship with no additional loss to the Corporation. In addition, the fourth quarter of 2021 included the resolution of a $1.4 million non-performing commercial real estate loan relationship with no loss to the Corporation.

•The allowance for credit losses measured as a percentage of loans was 1.03% as of December 31, 2021, compared to 1.02% as of December 2020. The allowance for credit losses measured as a percentage of loans, net of PPP-related loans, was 1.05% as of December 31, 2021 compared to 1.07% as of December 31, 2020.1

•For the year ended December 31, 2021, net loan charge-offs were $2.8 million, or 0.08% of total average loans, compared to $6.4 million, or 0.21%, of total average loans, during the year ended December 31, 2020. The year ended December 31, 2020 included (i) a charge-off of approximately $2.6 million related to a secured commercial and industrial loan relationship with a borrower who is deceased, and (ii) a separate $1 million charge-off related to the $8.7 million commercial real estate loan relationship discussed above.

•For the three months ended December 31, 2021, net loan charge-offs were $456 thousand, or 0.05% of total average loans, compared to $1.8 million, or 0.21%, of total average loans, during the comparable period in 2020.

Capital

•As of December 31, 2021, the Corporation’s total shareholders’ equity was $442.8 million, representing an increase of $26.7 million, or 6.4%, from December 31, 2020 primarily as a result of growth in organic earnings, partially offset by a decrease in accumulated other comprehensive income and payment of common and preferred stock dividends to the Corporation's common and preferred shareholders during the year ended December 31, 2021.

•Regulatory capital ratios for the Corporation exceeded regulatory “well-capitalized” levels at both December 31, 2021 and 2020, and continue to support the Corporation's growth strategy.

•As of December 31, 2021, the Corporation’s ratio of tangible equity to tangible assets and tangible common equity to tangible assets of 7.54% and 6.45%, respectively, reflected the impact of approximately $45.2 million in PPP-related loans as well as the Corporation's significant excess liquidity. Excluding PPP-related loans and excess liquidity of $684.3 million at December 31, 2021, the Corporation’s adjusted ratios of tangible equity to tangible assets and tangible common equity to tangible assets of 8.75% and 7.48%, respectively, represent a decrease from the December 31, 2020 adjusted ratios of 9.19% and 7.76%, respectively, primarily as a result of the decrease in accumulated other comprehensive income, partially offset by increases in retained earnings, net of dividends.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.3 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, one drive-up office and 45 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in western New York; and Ridge View Bank, with loan production offices in the Roanoke, Virginia region. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration, severity and scope of the COVID-19 pandemic and its impact on our customers and demand for financial services; (ii) actions governments, businesses and individuals take in response to the pandemic; (iii) the direct and indirect economic effects of the pandemic and containment measures; (iv) treatment developments, public adoption rates of COVID-19 vaccines, including booster shots, and their effectiveness against emerging variants of COVID-19, including the Delta and Omicron variants; (v) the pace of recovery when the COVID-19 pandemic subsides; (vi) changes in general business, industry or economic conditions or competition; (vii) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (viii) adverse changes or conditions in capital and financial markets; (ix) changes in interest rates; (x) higher than expected costs or other difficulties related to integration of combined or merged businesses; (xi) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xii) changes in the quality or composition of our loan and investment portfolios; (xiii) adequacy of loan loss reserves; (xiv) increased competition; (xv) loss of certain key officers; (xvi) deposit attrition; (xvii) rapidly changing technology; (xviii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xix) changes in the cost of funds, demand for loan products or demand for financial services; and (xx) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
				(unaudited)
			%			%
	2021	2020	change	2021	2020	change
Income Statement
Interest income	$46,329	$46,648	(0.7)%	$179,600	$167,167	7.4%
Interest expense	4,270	6,533	(34.6)%	19,820	32,456	(38.9)%
Net interest income	42,059	40,115	4.8%	159,780	134,711	18.6%
Provision for credit losses	814	3,289	(75.3)%	6,003	15,354	(60.9)%
Net interest income after provision for credit losses	41,245	36,826	12.0%	153,777	119,357	28.8%

Non-interest income
Service charges on deposit accounts	1,806	1,443	25.2%	6,195	5,095	21.6%
Other service charges and fees	731	700	4.4%	2,436	2,548	(4.4)%
Wealth and asset management fees	1,719	1,416	21.4%	6,740	5,497	22.6%
Net realized gains on available-for-sale securities	783	0	NA	783	2,190	NA
Net realized and unrealized gains (losses) on trading securities	313	408	(23.3)%	790	328	140.9%
Mortgage banking	532	1,264	(57.9)%	3,147	3,354	(6.2)%
Bank owned life insurance	636	457	39.2%	2,638	1,747	51.0%
Card processing and interchange income	1,925	1,668	15.4%	7,796	5,727	36.1%
Other	479	612	(21.7)%	2,909	1,573	84.9%
Total non-interest income	8,924	7,968	12.0%	33,434	28,059	19.2%
Non-interest expenses
Salaries and benefits	17,733	14,145	25.4%	61,175	48,723	25.6%
Net occupancy expense of premises	3,227	3,391	(4.8)%	12,381	12,333	0.4%
Technology expense	3,271	2,436	34.3%	11,723	7,153	63.9%
State and local taxes	961	931	3.2%	4,057	3,340	21.5%
Legal, professional, and examination fees	732	1,063	(31.1)%	3,517	2,990	17.6%
FDIC insurance premiums	689	448	53.8%	2,509	2,414	3.9%
Core Deposit Intangible amortization	25	28	(10.7)%	107	206	(48.1)%
Card processing and interchange expenses	1,020	943	8.2%	3,836	3,135	22.4%
Merger costs, prepayment penalties and branch closure costs	0	7,435	NA	0	12,642	NA
Other	4,807	4,197	14.5%	17,128	14,390	19.0%
Total non-interest expenses	32,465	35,017	(7.3)%	116,433	107,326	8.5%

Income before income taxes	17,704	9,777	81.1%	70,778	40,090	76.5%
Income tax expense	3,075	1,878	63.7%	13,071	7,347	77.9%
Net income	14,629	7,899	85.2%	57,707	32,743	76.2%
Preferred stock dividends	1,076	1,147	NA	4,302	1,147	NA
Net income available to common stockholders	$13,553	$6,752	100.7%	$53,405	$31,596	69.0%

Average diluted common shares outstanding	16,823,060	16,792,676		16,820,054	16,000,749

Diluted earnings per common share	$0.80	$0.40	100.0%	$3.16	$1.97	60.4%
Cash dividends per common share	$0.175	$0.170	2.9%	$0.685	$0.680	0.7%

Dividend payout ratio	22%	43%		22%	35%

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Average Balances
Loans	$3,560,753	$3,351,980	$3,465,919	$3,115,171
Investment securities	735,926	586,747	675,124	574,044
Total earning assets	4,931,292	4,508,257	4,768,040	4,092,076
Total assets	5,240,449	4,779,624	5,058,900	4,347,142
Non interest-bearing deposits	787,865	627,843	724,839	516,723
Interest-bearing deposits	3,835,434	3,469,102	3,733,327	3,123,823
Shareholders' equity	440,808	418,147	431,062	358,163
Tangible shareholders' equity	396,583	372,799	386,797	316,342
Tangible common shareholders' equity (1)	338,798	315,039	329,012	296,142

Average Yields
Loans	4.80%	5.20%	4.83%	4.93%
Investment securities	1.77%	2.10%	1.83%	2.53%
Total earning assets	3.75%	4.16%	3.79%	4.14%
Interest-bearing deposits	0.34%	0.54%	0.40%	0.77%
Interest-bearing liabilities	0.43%	0.71%	0.52%	0.95%

Performance Ratios (annualized)
Return on average assets	1.11%	0.66%	1.14%	0.75%
Return on average equity	13.17%	7.52%	13.39%	9.14%
Return on average equity, net of merger costs, prepayment penalties and branch closure costs (1)	13.17%	13.10%	13.39%	11.98%
Return on average tangible equity	14.63%	8.43%	14.92%	10.35%
Return on average tangible equity, net of merger costs, prepayment penalties and branch closure costs (1)	14.63%	14.70%	14.92%	13.56%
Return on average tangible common equity (1)	15.87%	8.53%	16.23%	10.67%
Return on average tangible common equity, net of merger costs, prepayment penalties and branch closure costs (1)	15.87%	15.94%	16.23%	14.10%
Net interest margin, fully tax equivalent basis (1)	3.41%	3.58%	3.38%	3.34%
Efficiency Ratio (1)	63.19%	72.16%	59.76%	65.10%
Efficiency Ratio, net of merger costs, prepayment penalties and branch closure costs (1)	63.19%	56.82%	59.76%	57.41%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$142	$1,571	$1,763	$5,131
Holiday Financial net loan charge-offs	314	208	992	1,299
Total net loan charge-offs	$456	$1,779	$2,755	$6,430

Net loan charge-offs / average loans	0.05%	0.21%	0.08%	0.21%

	(unaudited)		% change
	December 31,	December 31,	versus
	2021	2020	12/31/20
Ending Balance Sheet
Loans, PPP, net of deferred fees	$45,203	$155,529	(70.9)%
Loans, net of PPP-related loans	3,589,589	3,216,260	11.6%
Total Loans	3,634,792	3,371,789	7.8%
Loans held for sale	849	8,514	(90.0)%
Investment securities	707,557	591,557	19.6%
FHLB and other equity interests	2,966	2,899	2.3%
Other earning assets	689,758	488,326	41.2%
Total earning assets	5,035,922	4,463,085	12.8%

Allowance for credit losses	(37,588)	(34,340)	9.5%
Goodwill	43,749	43,749	0.0%
Core deposit intangible	460	567	(18.9)%
Other assets	286,396	256,338	11.7%
Total assets	$5,328,939	$4,729,399	12.7%

Non-interest bearing demand deposits	$792,086	$627,114	26.3%
Interest bearing demand deposits	1,079,336	951,903	13.4%
Savings	2,457,745	2,126,183	15.6%
Certificates of Deposit	386,452	476,544	(18.9)%
Total deposits	4,715,619	4,181,744	12.8%

Subordinated debt, net of issuance costs	104,281	70,620	47.7%
Other liabilities	66,192	60,898	8.7%

Common stock	0	0	NA
Preferred stock	57,785	57,785	NA
Additional paid in capital	127,351	127,518	(0.1)%
Retained earnings	260,582	218,727	19.1%
Treasury stock	(2,477)	(2,967)	(16.5)%
Accumulated other comprehensive income (loss)	(394)	15,074	(102.6)%
Total shareholders' equity	442,847	416,137	6.4%

Total liabilities and shareholders' equity	$5,328,939	$4,729,399	12.7%

Ending shares outstanding	16,855,062	16,833,008

Book value per common share	$22.85	$21.29	7.3%
Tangible book value per common share (1)	$20.22	$18.66	8.4%

Capital Ratios
Tangible common equity / tangible assets (1)	6.45%	6.70%
Tangible common equity / tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve(1)	7.48%	7.76%
Tangible equity / tangible assets (1)	7.54%	7.94%
Tangible equity / tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve(1)	8.75%	9.19%
Tier 1 leverage ratio (3)	8.22%	8.11%
Common equity tier 1 ratio (3)	9.65%	9.50%
Tier 1 risk based ratio (3)	11.79%	11.91%
Total risk based ratio (3)	14.92%	14.32%

Asset Quality
Non-accrual loans(2)	$19,420	$30,359
Loans 90+ days past due and accruing	168	325
Total non-performing loans	19,588	30,684
Other real estate owned	707	862
Total non-performing assets	$20,295	$31,546

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$9,006	$10,457
Non-performing TDR loans (2)	7,600	4,631
Total TDR loans	$16,606	$15,088

Non-performing assets / Loans + OREO	0.56%	0.94%
Non-performing assets / Total assets	0.38%	0.67%
Allowance for credit losses / Loans	1.03%	1.02%
Allowance for credit losses / Loans, net of PPP-related loans (1)	1.05%	1.07%

(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
(3) Capital ratios as of December 31, 2021 are estimated.

Non-GAAP Reconciliations (1):
	(unaudited)
	December 31,	December 31,
	2021	2020
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$442,847	$416,137
Less: preferred equity	57,785	57,785
Less: goodwill	43,749	43,749
Less: core deposit intangible	460	567
Tangible common equity	$340,853	$314,036

Total assets	$5,328,939	$4,729,399
Less: goodwill	43,749	43,749
Less: core deposit intangible	460	567
Tangible assets	$5,284,730	$4,685,083

Ending shares outstanding	16,855,062	16,833,008

Tangible book value per common share	$20.22	$18.66
Tangible common equity/Tangible assets	6.45%	6.70%

Calculation of tangible equity/tangible assets:
Shareholders' equity	$442,847	$416,137
Less: goodwill	43,749	43,749
Less: core deposit intangible	460	567
Tangible equity	$398,638	$371,821

Tangible assets	$5,284,730	$4,685,083

Tangible equity/Tangible assets	7.54%	7.94%

Calculation of tangible common equity/tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve:
Tangible common equity	$340,853	$314,036

Tangible assets	$5,284,730	$4,685,083
Less: PPP-related loans	45,203	155,529
Less: Excess liquidity at the Federal Reserve	684,306	482,503
Adjusted tangible assets	$4,555,221	$4,047,051

Adjusted tangible common equity/tangible assets	7.48%	7.76%

Calculation of tangible equity/tangible assets, net of PPP-related loans and excess liquidity at the Federal Reserve:
Tangible equity	$398,638	$371,821
Adjusted tangible assets	$4,555,221	$4,047,051

Adjusted tangible equity/tangible assets	8.75%	9.19%

Non-GAAP Reconciliations (1):
	(unaudited)
	December 31,	December 31,
	2021	2020
Calculation of allowance / loans, net of PPP-related loans:
Total allowance for credit losses	$37,588	$34,340

Total loans	$3,634,792	$3,371,789
Less: PPP-related loans	45,203	155,529
Adjusted total loans, net of PPP-related loans (non-GAAP)	$3,589,589	$3,216,260

Adjusted allowance / loans, net of PPP-related loans (non-GAAP)	1.05%	1.07%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$46,652	$46,977	$180,553	$168,528
Interest expense (fully tax equivalent basis) (non-GAAP)	4,270	6,533	19,820	32,456
Net interest income (fully tax equivalent basis) (non-GAAP)	$42,382	$40,444	$160,733	$136,072

Average total earning assets	$4,931,292	$4,508,257	$4,768,040	$4,092,076
Less: average mark to market adjustment on investments	13	19,765	8,141	18,884
Adjusted average total earning assets, net of mark to market (non-GAAP)	$4,931,279	$4,488,492	$4,759,899	$4,073,192

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.41%	3.58%	3.38%	3.34%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of efficiency ratio:
Non-interest expense	$32,465	$35,017	$116,433	$107,326
Less: core deposit intangible amortization	25	28	107	206
Adjusted non-interest expense (non-GAAP)	$32,440	$34,989	$116,326	$107,120

Non-interest income	$8,924	$7,968	$33,434	$28,059

Net interest income	$42,059	$40,115	$159,780	$134,711
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,263	1,352	4,973	5,703
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,620	1,759	6,416	7,490
Adjusted net interest income (non-GAAP)	42,416	40,522	161,223	136,498
Adjusted net revenue (non-GAAP) (tax-equivalent)	$51,340	$48,490	$194,657	$164,557
Efficiency ratio	63.19%	72.16%	59.76%	65.10%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of adjusted efficiency ratio, net of merger costs, prepayment penalties and branch closure costs:
Non-interest expense	$32,465	$35,017	$116,433	$107,326
Less: core deposit intangible amortization	25	28	107	206
Less: merger costs, prepayment penalties and branch closure costs	0	7,435	0	12,642
Adjusted non-interest expense (non-GAAP)	$32,440	$27,554	$116,326	$94,478

Non-interest income	$8,924	$7,968	$33,434	$28,059

Net interest income	$42,059	$40,115	$159,780	$134,711
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,263	1,352	4,973	5,703
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,620	1,759	6,416	7,490
Adjusted net interest income (non-GAAP)	42,416	40,522	161,223	136,498
Adjusted net revenue (non-GAAP) (tax-equivalent)	$51,340	$48,490	$194,657	$164,557
Adjusted efficiency ratio, net of merger costs, prepayment penalties and branch closure costs	63.19%	56.82%	59.76%	57.41%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of PPNR:
Net interest income	$42,059	$40,115	$159,780	$134,711
Add: Non-interest income	8,924	7,968	33,434	28,059
Less: Non-interest expense	32,465	35,017	116,433	107,326
PPNR (non-GAAP)	$18,518	$13,066	$76,781	$55,444

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of PPNR, net of merger costs, prepayment penalties and branch closure costs:
Net interest income	$42,059	$40,115	$159,780	$134,711
Add: Non-interest income	8,924	7,968	33,434	28,059
Less: Non-interest expense	32,465	35,017	116,433	107,326
Add: merger costs, prepayment penalties and branch closure costs	0	7,435	0	12,642
PPNR, net of merger costs, prepayment penalties and branch closure costs (non-GAAP)	$18,518	$20,501	$76,781	$68,086

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of adjusted return on average equity:
Net income	$14,629	$7,899	$57,707	$32,743
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	0	5,874	0	10,168
Adjusted net income	$14,629	$13,773	$57,707	$42,911
Average shareholders' equity	$440,808	$418,147	$431,062	$358,163
Adjusted return on average equity	13.17%	13.10%	13.39%	11.98%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of return on average tangible equity:
Net income	$14,629	$7,899	$57,707	$32,743
Average tangible shareholders' equity	396,583	372,799	386,797	316,342
Return on average tangible equity (non-GAAP) (annualized)	14.63%	8.43%	14.92%	10.35%

Calculation of adjusted return on average tangible equity:
Net income	$14,629	$7,899	$57,707	$32,743
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	0	5,874	0	10,168
Adjusted net income	$14,629	$13,773	$57,707	$42,911
Average tangible shareholders' equity	396,583	372,799	386,797	316,342
Adjusted return on average tangible equity (non-GAAP) (annualized)	14.63%	14.70%	14.92%	13.56%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of return on average tangible common equity:
Net income available to common stockholders	$13,553	$6,752	$53,405	$31,596
Average tangible common shareholders' equity	338,798	315,039	329,012	296,142
Return on average tangible common equity (non-GAAP) (annualized)	15.87%	8.53%	16.23%	10.67%

Calculation of adjusted return on average tangible common equity:
Net income available to common stockholders	$13,553	$6,752	$53,405	$31,596
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	0	5,874	0	10,168
Adjusted net income available to common stockholders	$13,553	$12,626	$53,405	$41,764
Average tangible common shareholders' equity	338,798	315,039	329,012	296,142
Adjusted return on average tangible common equity (non-GAAP) (annualized)	15.87%	15.94%	16.23%	14.10%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2021	2020	2021	2020
Calculation of non-interest income excluding net realized gains on available-for-sale securities:
Non-interest income	$8,924	$7,968	$33,434	$28,059
Less: net realized gains on available-for-sale securities	783	0	783	2,190
Adjusted non-interest income	$8,141	$7,968	$32,651	$25,869